EXHIBIT 99.1

Allied Nevada Completes Cross-Border Public Offering

Reno, Nevada, August 31, 2009 -- Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) announced today that it has completed its previously announced cross-border public offering of 11,150,000 common shares at a price of Cdn$9.00 per share for aggregate proceeds of Cdn$100,350,000 (the “Offering”).

The Company intends to use the net proceeds of the Offering for exploration and general corporate purposes. Funds not immediately required by the Company will be invested in investment grade securities or short-term marketable securities.

GMP Securities L.P. and Genuity Capital Markets were co-lead underwriters of a syndicate of underwriters that included Cormark Securities Inc., Dundee Securities Corporation and RBC Capital Markets.

The Offering was made in the United States and Canada only by means of written prospectuses. A copy of the prospectus supplement relating to the Offering is available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Alternatively, copies of the prospectus supplement may be obtained by contacting GMP Securities L.P. Attn: Equity Capital Markets, 145 King St. W., Suite 300, Toronto, ON M5H 1J8, by email request to ecm@gmponline.com, or fax request to 416-943-6134.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 27, 2009. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Allied Nevada Gold Corp.

Allied Nevada is a gold mining company that operates the Hycroft mine, located near Winnemucca, Nevada, and also has a large number of prospective exploration claims in the State of Nevada. The Hycroft mine is expected to produce approximately 80,000 – 87,000 ounces of gold in 2009 at a cost of sales per gold ounce of $460 – $480. At the Hycroft mine, exploration efforts in 2009 will be focused on identifying additional oxide ore reserves that can extend the mine life and continuing to assess the economic potential of the sulfide mineralization that has been identified. In addition to the Hycroft mine, the Company has six properties which have reported mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, the Company evaluates its exploration portfolio to determine ways to increase the value of these properties.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections including, but not limited to, the anticipated use of proceeds of the Offering. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, adverse changes in economic and/or market conditions; risks relating to fluctuations in the price of gold; uncertainties concerning reserve and resource estimates; as well as those factors discussed in Allied Nevada’s filings with the SEC, including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. Allied Nevada does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

Allied Nevada Closes CDN$100 Million Public Offering | August 31, 2009 Page 2